PNG Ventures, Inc. and Subsidiaries Emerge from Chapter 11 Reorganization

Significantly Deleveraged Company Well Positioned to Execute Aggressive Growth Plans

Company to Change Name to “Applied Natural Gas Fuels, Inc.”

DALLAS--(BUSINESS WIRE)--PNG Ventures, Inc. (OTCBB:PNGXQ) today announced it and its wholly owned subsidiaries, New Earth LNG, LLC, Arizona LNG, LLC, Applied LNG Technologies USA, LLC, Fleet Star, Inc., and Earth Leasing, Inc. (collectively, the “Company”), have successfully emerged from the voluntary reorganization filed on September 9, 2009 under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. The Plan of Reorganization, confirmed on March 12, 2010 resulted in conversion of a majority of the Company’s outstanding debt to new common equity, and eliminated or mitigated the impact of certain onerous contracts inherited as part of the Company’s June 30, 2008 Share Exchange Transaction with Earth Biofuels, Inc.

Throughout the reorganization process, the Company operated its business in the ordinary course. The Company’s day-to-day operations and delivery of products or services to its customers were not adversely affected by the Chapter 11 filing.

Cem Hacioglu, President & CEO of PNG Ventures, said, “We are very happy to have successfully completed this critical process within a short period and are excited about the prospects of our new company going forward. Having recapitalized our balance sheet and eliminated a number of debilitating operational and financial impediments, we are now superbly positioned to take advantage of the tremendous growth opportunities in the alternative fuels market and become the preeminent provider of cleaner burning fuels for the domestic and international markets.”

Mr. Hacioglu continued, “On behalf of our Board of Directors and management team, we would like to thank our employees and professional team for their hard work, perseverance and dedication. We would also like to thank our Plan sponsors, Medley Capital and Sandell Asset Management for their faith in us and our long-term prospects. Most especially, however, we would like to thank our customers, suppliers and other business partners for their patience throughout this arduous process. We will continue to work very hard to be deserving of the trust and confidence they have placed in us and our Company.”

As part of the Plan of Reorganization, the majority of the Company’s senior credit facility was converted into approximately 66% of the common stock of the newly organized Company with the balance settled for a combination of cash and a $9.8 million four-year term loan. In addition, the Company’s trade and unsecured debts were exchanged for a creditor trust of approximately $1.2 million and 7.5% of the common stock of the newly reorganized Company. The Plan was funded by approximately $8.3 mm in return for a combination of approximately 26.5% of the common stock of the newly reorganized Company, a new $5.5 million four-year term loan and $250,000 short-term loan. Previously outstanding equity, including all options, warrants and other derivative instruments linked to that equity, was eliminated as part of the Plan. The Company remains a public entity and, upon completion of the customary regulatory review and distribution of the creditor shares, should resume trading under a new symbol based on the name Applied Natural Gas Fuels, Inc.

The foregoing is intended as a summary of the terms of the final Plan of Reorganization and confirmation process. A more detailed description can be found within the Company’s Current Report on Form 8-K which will be filed with the Securities and Exchange Commission. A copy of the Plan and Disclosure Statement are available at www.altlng.com.

About Applied Natural Gas Fuels, Inc. (formerly known as “PNG Ventures, Inc.”)
Through its Applied LNG Technologies and other subsidiaries, the Company engages in the production, distribution, and sale of liquefied natural gas (“LNG”) to customers consisting of public utilities, industrial end-users and other fleet customers within the transportation, manufacturing, distribution, and municipal markets, primarily in California, Arizona, and Nevada. The Company also offers turnkey fuel solutions, including delivery, equipment storage, fuel dispensing equipment, and fuel loading facilities.

Forward-Looking Statements Disclosure

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In this context, forward-looking statements may address the Company’s expected future business and financial performance, and often contain words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “seeks,” “will,” and other terms with similar meaning. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from results proposed in such statements. Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can provide no assurances that these assumptions will prove to be correct. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the Company to successfully implement its Plan of Reorganization as confirmed; the Company’s ability to implement its business model as it has now emerged from bankruptcy protection; the Company’s ability to maintain its operations as a going concern and to service the newly restructured indebtedness it has incurred under its Plan of Reorganization; the Company’s ability to obtain and maintain normal terms with vendors, service providers, and leaseholders now that it has emerged from bankruptcy proceedings; the ability of the Company to fund and execute its business plan; the ability of the Company to attract, motivate and/or retain key executives and associates; the ability of the Company to attract and retain customers; and statements or assumption underlying the Company’s Plan of Reorganization and any of the foregoing, as well as other factors set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission and other filings with the SEC. Similarly, these and other factors, including the terms and impact of the Plan of Reorganization, as confirmed, can affect the value of the Company’s equity securities. No assurances can be provided as to when, if at all, the Company’s new securities may be listed on a national securities exchange or on the over-the-counter market, or as to when, if at all, a trading market may be developed in the Company’s securities. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this press release. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the foregoing. We assume no duty to update or revise our forward-looking statements based on changes in internal estimates, expectations, or otherwise or to reflect events or circumstances after the date hereof.

Contacts

PNG Ventures, Inc.
Rachel Croft, 214-613-0214
info@altlng.com